Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Context Therapeutics Inc. on Form S-3 (No. 333-268266) and Form S-8 (No. 333-260385 and 333-263789) of our report dated March 22, 2023, on our audits of the consolidated financial statements of Context Therapeutics Inc. and Subsidiaries as of December 31, 2022 and 2021 and for the years then ended, included in this Annual Report on Form 10-K of Context Therapeutics Inc. for the year ended December 31, 2022.

/s/ CohnReznick LLP

Parsippany, New Jersey
March 22, 2023